FOR IMMEDIATE RELEASE

Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone:  (410) 269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS FIRST QUARTER 2011
FINANCIAL AND OPERATING RESULTS

ANNAPOLIS, MD – May 11, 2011 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operating results for the first quarter ended March 31, 2011.

For the first quarter of 2011 PharmAthene recognized revenue of $6.3 million compared to $3.1 million in the same period of 2010.  Revenues for the most recent quarter consisted of contract funding from the U.S. government for the development of the Company’s SparVax™ and Valortim® biodefense programs.  Revenue for the period ended March 31, 2011 increased $3.2 million, as compared to the same period in 2010, as a result of increased revenue for the SparVax™ program, which totaled $5.4 million for the three months ended March 31, 2011 compared to $2.1 million for the same period in 2010.  The increase in revenue for the Company’s SparVax™ program is attributable to additional work completed during the quarter in relation to the Company’s manufacturing platform for SparVax™ and the establishment of analytical and stability-indicating assays for characterization of the product.  The Company recognized $0.8 million of revenue for its Valortim® program for each of the three months ended March 31, 2011 and 2010, respectively.

Research and development expenses increased to $5.8 million for the period ended March 31, 2011 compared to $5.0 million in the same period of 2010.  These expenses resulted from research and development activities related to the Company’s Valortim® and SparVax™ programs, and to a lesser extent, expenses related to the Protexia® bioscavenger program.  Research and development expenses increased for the period ended March 31, 2011 compared to the prior year period, primarily due to increased activity under the Company’s SparVax™ program and the completion of patient dosing in the Phase I Valortim® dose escalation clinical trial, partially offset by the decrease in development expenses related to the Protexia® bioscavenger program, which was completed in 2010.

General and administrative expenses for the Company were $4.9 million and $5.3 million for the quarters ended March 31, 2011 and 2010, respectively.  The decrease in general and administrative expense during the most recent period resulted from cost reductions implemented during 2010 and a reduction in bad debt expense, partially offset by an increase in legal costs associated with the trial in the case against SIGA.

For the first quarter of 2011 PharmAthene’s net loss attributable to common shareholders was $2.1 million, or $0.04 per share, compared to $7.9 million, or $0.28 per share, in the same period of 2010.  The year-over-year decrease in net loss includes the impact of the change in fair value of the Company’s derivative instruments, which was $2.5 million for the three months ended March 31, 2011 compared to $0.3 million for the three months ended March 31, 2010. The decrease in fair value, which became a source of other income, was primarily associated with a decrease in PharmAthene’s stock price from December 31, 2010 to March 31, 2011.

As of March 31, 2011, the Company had cash and cash equivalents, short-term investments, and net U.S. government accounts receivables and other receivables, including unbilled receivables, totaling approximately $18.7 million compared to $21.6 million at December 31, 2010.  The decrease at March 31, 2011 was primarily attributable to the net impact of cash used to fund operations.

“We continued to make steady progress in the first quarter of 2011 and achieved important program milestones,” remarked Eric I. Richman, President and Chief Executive Officer. “We achieved several technical milestones with respect to our Phase II rPA anthrax vaccine program.  During the quarter we submitted 36 month stability data on our SparVax® vaccine to the Biomedical Advanced Research and Development Authority (BARDA).  These data, combined with our finalization of the technology transfer process to Diosynth in RTP, North Carolina, are pivotal milestones in regards to potential future advanced development funding for the program.”

Mr. Richman continued, “In addition, we achieved a significant clinical milestone by completing dosing in a Phase I dose escalation clinical trial of Valortim®.  The trial enrolled 28 healthy volunteers who received escalating IV doses of 1, 5, or 10 mg/kg of Valortim® (or placebo).  We anticipate the in-life portion of the trial will be completed in the third quarter of 2011 with final results available later in the year.”

“Finally, regarding our on-going litigation against SIGA Technologies, Inc., all post-trial briefs were filed and closing arguments were held prior to the end of April 2011.  I am pleased with how our legal team presented our case and that the evidence is in and the case is before the Vice Chancellor.  PharmAthene looks forward to the Court's decision."

Update on Quarterly Conference Calls:

PharmAthene will continue to issue quarterly press releases of its financial and operating results.  However, management has decided to discontinue conducting regular quarterly conference calls. The Company instead will schedule conference calls in relation to relevant material corporate developments.

About PharmAthene, Inc.
PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine and a third generation anthrax vaccine with potential for improved potency and stability
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•
rBChE - recombinant butyrylcholinesterase bioscavanger: Protexia®  and a second generation Advanced Expression System ("AES") countermeasures for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the implementation of our NYSE Amex compliance plan as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there can be no assurance that the Company will prevail in its lawsuit against Siga, or that even if the court rules in the Company's favor, the court will award monetary damages or other remedies adequate to fully compensate the Company for its losses. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for Valortim®. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

-- Tables Follow --

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	Unaudited March 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$9,708,249	$11,785,327
Restricted cash	100,000	100,000
Accounts receivable, net	2,050,554	5,367,130
Other receivables (including unbilled receivables)	6,811,601	4,317,170
Prepaid expenses and other current assets	713,561	1,014,002
Assets held for sale	1,028,600	1,000,100
Total current assets	20,412,565	23,583,729

Property and equipment, net	1,060,671	1,178,416
Other long-term assets and deferred costs	53,385	88,447
Goodwill	2,348,453	2,348,453

Total assets	$23,875,074	$27,199,045

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,924,494	$3,128,203
Accrued expenses and other liabilities	2,777,818	3,035,284
Total current liabilities	6,702,312	6,163,487

Other long-term liabilities	462,862	461,858
Derivative instruments	5,874,530	8,362,995
Total liabilities	13,039,704	14,988,340

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 46,322,026 and 46,238,244 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	4,632	4,624
Additional paid-in-capital	201,570,845	200,847,468
Accumulated other comprehensive income	1,227,434	1,250,497
Accumulated deficit	(191,967,541)	(189,891,884)
Total stockholders' equity	10,835,370	12,210,705
Total liabilities and stockholders' equity	$23,875,074	$27,199,045

PHARMATHENE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2011	2010

Revenue	$6,337,722	$3,116,553

Operating expenses:
Research and development	5,820,374	4,952,393
General and administrative	4,939,654	5,325,422
Depreciation and amortization	117,629	245,258
Total operating expenses	10,877,657	10,523,073

Loss from operations	(4,539,935)	(7,406,520)
Other income (expense):
Interest income	3,154	3,483
Interest expense	(15,435)	(948,150)
Other income (expense)	(11,906)	139,422
Change in market value of derivative instruments	2,488,465	267,496
Total other income (expense)	2,464,278	(537,749)

Net loss	$(2,075,657)	$(7,944,269)

Basic and diluted net loss per share	$(0.04)	$(0.28)

Weighted average shares used in calculation of basic and diluted net loss per share	46,276,874	28,172,802